EXHIBIT 10.8

FORM OF

KEYCORP

EXECUTIVE OFFICER GRANTS

STOCK OPTION GRANT AGREEMENT

By action of the Compensation and Organization Committee (“Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2010 Equity Compensation Plan (the “Equity Plan”), you have been granted Stock Options (the “Options” or the “Option Grant”) effective March 1, 2013 (“Grant Date”) which may be exercised, subject to the provisions of the Equity Plan, from time to time, in part or with respect to the full number of Common Shares then remaining subject to the Options, but no later than ten years from the Grant Date (the “Option Expiration Date”). Unless otherwise indicated, the capitalized terms used herein and in this Stock Option Grant Agreement (the “Grant Agreement”) and attached Acceptance Agreement shall have the same meaning as set forth in the Plan.

1.	NonQualified Options. The Options granted under this Grant Agreement shall be Nonqualified Stock Options.

2.	Vesting Schedule. The Options granted under this Grant Agreement shall vest in accordance with the following four year graded vesting schedule:

(a)	Twelve full calendar months from the Grant Date	25% of the Option Grant
(b)	Twenty-Four full calendar months from the Grant Date	50% of the Option Grant
(c)	Thirty-Six full calendar months from the Grant Date	75% of the Option Grant
(d)	Forty-Eight full calendar months from the Grant Date	100% of the Option Grant

provided that you have remained in the continuous employ of KeyCorp or its Affiliate or Subsidiary (collectively, “Key”) during the vesting period. As a condition of receiving this Option Grant, you understand and agree that KeyCorp may, at any time, decrease or eliminate the number of Options that would otherwise vest in accordance with the annual risk-adjusted vesting provisions set forth in the KeyCorp Incentive Compensation Program and Policy, as the same may be amended from time to time. Without limiting the foregoing, adjustments to the Options vesting may result from any (or a combination) of the following: (i) your individual risk performance; or (ii) business performance that includes (a) the event of significant credit, market or operational losses, or (b) negative pre-provision net revenue.

3.	Transfers Void. Any purported transfer or encumbrance of all or any part of this Option Grant shall be void, and the party to any such purported transaction shall not obtain any rights in the Option Grant or the Common Shares underlying the Option Grant.

4.	Death, Disability, Termination Under Limited Circumstances, or Retirement. If you die, become Disabled, or you are Terminated Under Limited Circumstances or Retire before fully vesting in this Option Grant, the following vesting requirements and exercise periods will apply to the unvested Options, provided, however, that Options may never be exercised beyond the Option Expiration Date.

(a)	Death or Disability. In the event of your death or Disability, your unvested Options shall continue to vest in accordance with the vesting provisions of Section 2 hereof. Your estate shall have up to 4 years following your date of death to exercise your vested Options. In the event of your Disability, you will have up to 5 years following your separation from service date from Key to exercise your vested Options.

(b)	Termination Under Limited Circumstances. In the event of your termination from Key under conditions that constitute a Termination Under Limited Circumstances, KeyCorp shall immediately vest a pro rata number of your not vested Options as of the date of your Termination Under Limited Circumstances and shall forfeit your remaining not vested Options. You will have up to 3 years following your Termination to exercise your vested Options.

(c)	Retirement on or after age 55 with a minimum of 5 full years of service. Upon your Retirement from Key following your attainment of age 55 with a minimum of 5 full years of service, KeyCorp shall immediately vest a pro rata number of your not vested Options as of the date of your Retirement and shall forfeit your remaining not vested Options as of that date. You will have up to 5 years following your Retirement Date to exercise your vested Options.

(d)	Retirement on or after age 60 with a minimum of 10 full years of service. Upon your Retirement from Key following your attainment of age 60 with a minimum of 10 full years of service:

(i) if your Retirement date occurs within twelve months of the Option Grant date, KeyCorp shall immediately vest a pro rata number of your not vested Options as of your retirement date, and shall forfeit your remaining not vested Options as of that date.

(ii) if your retirement date occurs more than twelve months following the Option Grant date, you will continue to vest in the Options in accordance with the vesting provisions of Section 2 hereof.

You will have up to 5 years following your Retirement Date to exercise your vested Options.

The pro rata vesting as provided for under this Section 4, shall be determined by multiplying the number of not vested Options by a fraction, the numerator of which shall be the number of full months measured from the Option Grant date up through the date of your Termination Under Limited Circumstances or your Retirement date under Section 4(c) or 4(d)(i) above, and the denominator of which shall be 48.

For purposes of this Section 4,

(i) The term “full years of service” will be calculated by measuring your years of service with Key commencing on your Option Grant date; a full year of service will be computed based on a 12-consecutive full month period.

(ii) The term “Retirement” will not include your Termination for Cause (regardless of your age or service at the time of termination).

(iii) The term “Disability” shall mean your becoming eligible for disability benefits under the KeyCorp Long Term Disability Plan and your separation from service from Key, and

(iv) The term “Termination Under Limited Circumstances” shall mean your termination from Key under circumstances in which you become entitled to receive (i) severance benefits under the KeyCorp Separation Pay Plan, or (ii) salary continuation benefits under the terms of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement, but shall specifically exclude your Termination for Cause.

5.	Forfeiture. If your employment with Key terminates prior to your full vesting in this Option Grant (as set forth in Section 2), the not vested Options shall be immediately forfeited unless your employment terminates because of your death, Disability, Retirement or Termination Under Limited Circumstances, in which case the specific provisions of paragraph 4 shall apply.

6.	Harmful Activity. Notwithstanding any other provision of this Option Grant to the contrary, if you engage in any “harmful activity” (as that term defined in the Equity Plan) prior to or within six months after your termination of employment with Key, then all Options which have vested on or within one year prior to your termination of employment shall be immediately forfeited to KeyCorp and all profits realized by you from your exercise of any vested Options shall inure to and become payable to KeyCorp upon KeyCorp’s demand.

7.	KeyCorp Stock Ownership Guidelines. If you are subject to and have not met the KeyCorp Stock Ownership Guidelines, you may not sell or otherwise transfer the Common Shares provided to you upon the exercise of the Options for a minimum holding period of one year following the exercise of such Option, and thereafter, until and unless you meet the Stock Ownership Guidelines or you terminate your employment with KeyCorp or its Affiliate or Subsidiary; provided, however, that notwithstanding the foregoing, you may sell the number of Common Shares necessary to satisfy any withholding tax obligation that may arise in connection with the exercise of the Options even if you have not met the Stock Ownership Guidelines.

8.	KeyCorp’s Reservation of Rights. As a condition of receiving this Option Grant, you acknowledge and agree that KeyCorp intends to comply with requirements of the (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time, (ii) the Federal Reserve’s Guidance on Sound Incentive Compensation Policies, and (iii) KeyCorp’s risk requirements and risk policies. As a condition of your receiving this Option Grant, you understand and agree that on an annual basis this Option Grant will be risk balanced in accordance with KeyCorp’s risk policies and procedures, and Key may, in its sole discretion, (i) decrease or forfeit all or any part of this Option Grant, (ii) initiate and/or (ii) demand your transfer of this Option Grant back to Key and the repayment of any profits that you may have realized from your exercise of any vested Options.

9.	Conditions. This Option Grant is conditioned upon your agreement and compliance with the foregoing terms of this Grant Agreement, and your agreement (execution) and compliance with the attached Acceptance Agreement.

10.	Amendment and Modification. The terms and conditions of this Option Grant may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

Craig A. Buffie

Chief Human Resources Officer

March 1, 2013

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Option Grant (Grant) and in consideration thereof I accept such Grant subject to the terms and conditions of the KeyCorp Equity Plan (including, without limitation the harmful activity provisions of the Equity Plan), the Grant Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of KeyCorp, or its Subsidiaries or Affiliates (hereinafter collectively referred to as “Key”), (ii) independent of any Equity Plan provisions, and (iii) are binding upon me regardless of whether I exercise the grant of stock options awarded to me.

1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, or which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation.

3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee. The term Key Employee for purposes of this Acceptance Agreement includes (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key without the written consent of Key (which consent Key may grant or withhold in its discretion).

4.	(a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not directly, or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with any Key customer or potential customer with whom I interacted, became acquainted, or learned of through access to information while employed at Key, without the written consent of Key (which consent it may grant or withhold in its discretion).

(b) In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5.	I agree that the Grant Agreement and this Acceptance Agreement will be governed by Ohio law without regard to the conflicts of laws principles, and that if any term, condition, clause or provision of the Grant Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Grant Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Grant Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Grant Agreement and this Acceptance Agreement.

MY ACKNOWLEDGEMENT

IN ACCEPTING THIS OPTION GRANT AND ACCEPTANCE AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY (i) TO READ THIS AGREEMENT AND EQUITY PLAN, (ii) TO MAKE A DILIGENT INQUIRY, (iii) TO ASK QUESTIONS, AND (vi) TO CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.